SUBADVISORY AGREEMENT

SUBADVISORY AGREEMENT (the “Agreement”) made as of this 11th day of April, 2022, by and between between FS Fund Advisor, LLC (the “Adviser”), a Delaware limited liability company, with the Adviser’s principal place of business at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112, and MidOcean Credit Fund Management, L.P. (the “Subadviser”), a Delaware limited partnership, with the Subadviser’s principal place of business at 245 Park Avenue, 38th Floor, New York, New York 10167.

W I T N E S S E T H

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the series set forth on Schedule A to this Agreement (each, a “Fund,” and, collectively, the “Funds”), and pursuant to the provisions of the Investment Advisory Agreement, dated as of [DATE], 2022, by and between the Adviser and the Trust (the “Management Agreement”), the Adviser has selected the Subadviser to act as sub-investment adviser of each Fund and to provide certain related services, as more fully set forth below, and to perform these services under the terms and conditions hereinafter set forth; and

WHEREAS, each of the Adviser and the Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Management Agreement contemplates that the Adviser may appoint a subadviser to perform some or all of the services for which the Adviser is responsible thereunder; and

WHEREAS, the Subadviser is willing to furnish these services to the Adviser and each Fund listed in Schedule A to this Agreement, as said Schedule may be amended from time to time upon mutual written agreement of the parties.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.	The Subadviser’s Services.

(a) Discretionary Investment Management Services. The Subadviser shall act as sub-investment adviser with respect to each Fund in regard to those Fund assets as may be allocated by the Adviser to the Subadviser (the “Assets”). In said capacity, the Subadviser, subject to the supervision of the Adviser and the Board, regularly shall provide the Fund with investment research, advice, and supervision and shall furnish continuously an investment program, consistent with the investment objectives and policies of the Fund. The Subadviser shall determine what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund that are in effect To carry out these obligations, the Subadviser shall exercise full discretion and act for the Assets in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Subadviser having full discretionary authority over the Assets in any way shall limit the right of either the Adviser or the Board, in either the Adviser’s or the Board’s respective sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise either the Adviser’s or the Board’s respective right to control the overall management of the Fund’s assets. As applicable and appropriate, and without limiting the generality of the foregoing, the Subadviser has the authority to enter into trading agreements on behalf of the Fund with respect to the Assets and to adhere on the Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b) Compliance. The Subadviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Subadviser’s business as a registered investment adviser. The Subadviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented and provided to the Subadviser, of each Fund, and with any written policies, guidelines, instructions, and procedures approved by the Board or the Adviser and provided to the Subadviser. In selecting the Fund’s portfolio securities and performing the Subadviser’s obligations hereunder, the Subadviser shall cause the Assets to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Subadviser shall maintain compliance procedures that the Subadviser reasonably believes are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Adviser or by the Board shall limit the Subadviser’s full responsibility for any of the foregoing.

(c) Proxy Voting. Pursuant to Board authority, the Adviser has the delegated authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Adviser may delegate the authority and responsibility to vote proxies for the Fund’s securities to the Subadviser. So long as proxy voting authority for the Fund has been delegated to the Subadviser, the Subadviser shall exercise the Subadviser’s proxy voting responsibilities. The Subadviser shall carry out said responsibility in accordance with any guidance that the Board or the Adviser shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Subadviser’s fiduciary responsibilities to the Trust. The Subadviser shall provide quarterly reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Subadviser may be revoked or modified by the Board or the Adviser at any time.

The Adviser shall provide such assistance to the Subadviser with respect to the voting of proxies for the Fund as the Subadviser from time to time reasonably may request, and the Adviser promptly shall forward to the Subadviser any information or documents necessary for the Subadviser to exercise the Subadviser’s proxy voting responsibilities.

The Subadviser is authorized to instruct the Fund’s custodian and/or broker(s) promptly to forward to the Subadviser or designated service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of the Fund (other than materials relating to legal proceedings against the Fund). The Subadviser also may instruct the Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Subadviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Fund’s custodian and/or broker(s) to provide any assistance requested by the Subadviser in facilitating the use of a service provider. In no event shall the Subadviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Subadviser, consistent with the Subadviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Subadviser’s discretion, refraining from voting would be in the best interests of the Fund and the Fund’s shareholders.

(d) Recordkeeping. The Subadviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to each Fund, except as otherwise provided herein or as may be necessary for the Subadviser to supply to the Adviser, the Trust, or the Trust’s Board the information required to be supplied under this Agreement.

The Subadviser shall maintain separate books and detailed records of all matters pertaining to the Fund’s Assets advised by the Subadviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Adviser, or any administrator, custodian, or transfer agent appointed by the Trust) relating to the Subadviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Adviser and the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay during any day the Trust is open for business.

(e) Holdings Information and Pricing. The Subadviser shall provide appropriate regular reports regarding the Assets to the Adviser, the Trust, and the Trust Board. The Subadviser agrees to notify the Adviser and the Board promptly if the Subadviser reasonably believes that the value of any security held by a Fund may not reflect fair value. The Subadviser agrees to provide, upon request, any pricing information of which the Subadviser is aware to the Adviser, Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Assets for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board.

(f) Cooperation With Agents of the Adviser and the Trust. The Subadviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Adviser and the Trust with respect to such information regarding the Assets as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(g) Consultation With Other Subadvisers. In performance of the Subadviser’s duties and obligations under this Agreement, the Subadviser shall not consult with any other subadviser to the Fund or a subadviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the policies and procedures of the Fund.  The Subadviser shall not provide investment advice to any assets of the Fund other than the Assets managed by the Subadviser.

2.	Code of Ethics.

The Subadviser has adopted a written code of ethics that the Subadviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), which the Subadviser has provided to the Adviser and the Trust. The Subadviser shall ensure that the Subadviser’s “Access Persons” (as that term is defined in the Subadviser’s Code of Ethics) comply in all material respects with the Subadviser’s Code of Ethics, as in effect from time to time. Upon request, the Subadviser shall provide the Adviser and the Trust with (i) a copy of the Subadviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Subadviser has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Subadviser’s Code of Ethics. Annually, the Subadviser shall furnish a written report to the Adviser and the Trust’s Board concerning the Subadviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Subadviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Subadviser. The Subadviser promptly shall notify the Adviser and the Trust of any material violation of the Code, whether or not said violation relates to a security held by a Fund.

3.	Information and Reporting.

The Subadviser shall provide the Adviser, the Trust, and the Adviser’s and the Trust’s respective officers with such appropriate quarterly reports concerning the obligations that the Subadviser has assumed under this Agreement as the Adviser and the Trust reasonably may request.

(a) Notification of Breach / Compliance Reports. The Subadviser shall notify the Trust’s Chief Compliance Officer and Adviser’s Chief Compliance Officer promptly upon detection of (i) any material failure to manage the Fund’s Assets in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Subadviser’s policies, guidelines, or procedures. In addition, the Subadviser shall provide a quarterly report regarding each Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s and the Adviser’s policies, guidelines, or procedures as applicable to the Subadviser’s obligations under this Agreement. The Subadviser acknowledges and agrees that the Adviser, in the Adviser’s discretion, may provide these quarterly compliance certifications to the Board. The Subadviser agrees to correct any said failure promptly and to take any action that the Board and/or the Adviser reasonably may request in connection with any said breach. Upon request, the Subadviser also shall provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Subadviser promptly shall notify the Trust and the Adviser in the event that: (i) the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Subadviser with the federal or state securities laws involving the Assets; or (ii) an actual change in control of the Subadviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b) Reviews. Upon reasonable request, the Subadviser agrees to make the Subadviser’s records and premises (including the availability of the Subadviser’s employees for interviews) -- to the extent that these records relate to the conduct of services provided to each Fund or the Subadviser’s conduct of the Subadviser’s business as an investment adviser -- reasonably available for compliance due diligence reviews by the Adviser and/or the Trust’s officers, employees, accountants, or counsel; in this regard, the Trust and the Adviser acknowledge that the Subadviser shall have no obligation to make available proprietary information unrelated to the services provided by the Subadviser to the Fund or any information related to other clients of the Subadviser, except to the extent necessary for the Adviser to confirm the absence of any conflict of interest and compliance with any laws, rules, or regulations in the Subadviser’s management of the Fund.

(c) Board and Filings Information. The Subadviser shall provide, on due written notice, the Adviser and the Trust with information reasonably requested regarding the Subadviser’s management of each Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall make the Subadviser’s officers and employees available to meet with the Board on due written notice to review the Subadviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(d) Transaction Information. The Subadviser shall furnish to the Adviser and the Trust such information concerning portfolio transactions of the Assets as may be necessary to enable the Adviser, the Trust, or the Adviser’s or the Trust’s respective designated agents to perform such compliance testing on each Fund and the Subadviser’s services as the Adviser and the Trust, in the Adviser’s or the Trust’s respective sole discretion, may determine to be appropriate. The provision of said information by the Subadviser to the Adviser, the Trust, or the Adviser’s or the Trust’s respective designated agents in no way relieves the Subadviser of the Subadviser’s own responsibilities under this Agreement.

4.	Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Subadviser nor any of the Subadviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Subadviser shall arrange for the placing of all orders for the purchase and sale of securities for each Fund’s account with brokers or dealers selected by the Subadviser. The Subadviser shall place these orders with or through such persons, brokers, or dealers chosen by the Subadviser to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws and subject to the provisions of Section 4 of this Agreement.

(c) Best Execution. In executing Fund transactions and selecting brokers or dealers, the Subadviser is directed at all times to use the Subadviser’s best efforts to seek on behalf of each Fund the most-favorable execution, net price, and best overall terms available under the circumstances. In assessing the best overall terms available for any transaction, the Subadviser shall consider all factors that the Subadviser deems relevant, including, among other factors, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. The Subadviser shall have the express authority to negotiate, open, continue, and terminate brokerage accounts and other trading arrangements with respect to all portfolio transactions entered into by the Subadviser for a Fund.

(d) Access To Brokerage and Research. It also is understood that it is desirable for each Fund that the Subadviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Subadviser, therefore, is authorized to place orders for the purchase and sale of securities for the Fund with these brokers, subject to review by the Adviser and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Subadviser in connection with the Subadviser’s or the Subadviser’s affiliates’ services to other clients.

In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Subadviser, therefore, also may consider the “brokerage and research services” provided (as this term is defined in Section 28(e) of the 1934 Act). Consistent with any guidelines established by the Board and Section 28(e) of the 1934 Act, the Subadviser is authorized to pay to a broker or dealer who provides said brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Subadviser in good faith determines that this commission was reasonable in relation to the value of the brokerage and research services provided by the broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Subadviser to the Subadviser’s discretionary clients, including the Funds.

(e) Affiliated Brokers. The Subadviser or any of the Subadviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (a) the requirement that the Subadviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Subadviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Subadviser or the Subadviser’s affiliates may receive brokerage commissions, fees, or other remuneration from a Fund for these services in addition to the Subadviser’s fees for services under this Agreement.

(f) Aggregated Transactions. The Subadviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, the Subadviser, or the Trust’s principal underwriter) if the Subadviser believes that the quality of the transaction and the commission are comparable to what these would be with other qualified firms. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Subadviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Subadviser reasonably considers to be equitable and consistent with the Subadviser’s fiduciary obligations to the Fund and to such other clients under the circumstances.

(g) Reporting of Transactions. The Subadviser shall provide each Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise shall cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodians and foreign custodians, the Trust’s transfer agent and pricing agents, and all other agents and representatives of the Trust.

5.	Custody.

Nothing in this Agreement shall permit the Subadviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6.	Allocation of Charges and Expenses.

The Subadviser shall bear the Subadviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Subadviser shall not be responsible for a Fund’s or the Adviser’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7.	Representations, Warranties, and Covenants.

The Subadviser further represents, warrants, and covenants as follows:

(a) Properly Registered. The Subadviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Subadviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Subadviser, there is no proceeding or investigation that reasonably is likely to result in the Subadviser being prohibited from performing the services contemplated by this Agreement. The Subadviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser to an investment company. The Subadviser is in compliance in all material respects with all applicable federal and state law in connection with the Subadviser’s investment management operations.

(b) ADV Disclosure. The Subadviser has provided the Adviser and the Trust with a copy of the Subadviser’s complete Form ADV, as most-recently filed with the Commission, and, promptly after filing any amendment to the Subadviser’s Form ADV with the Commission, shall furnish a copy of said amendments or updates to the Adviser and the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c) Fund Disclosure Documents. The Subadviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to each Fund (collectively the “Disclosure Documents”), that are provided to the Subadviser by the Adviser or the Fund, and as these Disclosure Documents relate to the Subadviser and the Subadviser’s affiliates, and represents and warrants that said Disclosure Documents, solely as these Disclosure Documents relate to the Subadviser and the Subadviser’s affiliates, contain or shall contain no untrue statement of any material fact and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Use of the Name “MidOcean”. Subject to the terms set forth in Section 8(a) of this Agreement, the Subadviser has the right to use the name “MidOcean” in connection with the Subadviser’s services to the Trust, and the Trust shall have the right to use the name “MidOcean” in connection with the management and operation of each Fund until this Agreement is terminated as set forth herein. The Subadviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Subadviser or the Trust to use the name “MidOcean.”

(e) Insurance. The Subadviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust: (i) of any material changes in the Subadviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Subadviser’s insurance policies. Furthermore, the Subadviser, upon reasonable request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

(f) No Detrimental Agreement. The Subadviser represents and warrants that the Subadviser has no arrangement or understanding with any party, other than the Adviser and the Trust, that would influence the decision of the Subadviser with respect to the Subadviser’s selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g) Conflicts. The Subadviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Subadviser’s personnel with knowledge of Fund activities to place the interest of each Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Subadviser’s fiduciary duties under applicable law.

(h) Compliance Program of the Subadviser. The Subadviser represents and warrants that: (a) in accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented and shall maintain written policies and procedures reasonably designed to prevent violation by the Subadviser and the Subadviser’s supervised persons (as this term is defined in the Advisers Act) of the Advisers Act and the rules that the Commission has adopted under the Advisers Act; and (b) to the extent that the Subadviser’s activities or services reasonably could be expected materially to affect a Fund, the Subadviser has adopted and implemented and shall maintain written policies and procedures that are reasonably designed to prevent violations of the “federal securities laws” (as this term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Subadviser (the policies and procedures referred to in this Section 7(h) are referred to herein as the Subadviser’s “Compliance Program”).

(i) Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

The Adviser further represents, warrants, and covenants as follows:

a.	Duly Organized / Good Standing. The Adviser is duly-organized, validly-existing, and in good standing as a limited liability company under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery, and performance of this Agreement, and the execution, delivery, and performance of this Agreement by the Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule, or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree, or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with the Agreement’s terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and shall continue to be so registered for so long as this Agreement and the Advisory Agreement with the Trust remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing under this Agreement or the services contemplated by the Advisory Agreement with the Trust, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the federal securities laws from occurring, and correct promptly any violations that have occurred, and shall provide notice promptly to the Subadviser of any material violations relating to the Fund, (v) has materially met, and shall seek to continue materially to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) promptly shall notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of the Adviser’s knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which the Adviser or any of the Adviser’s affiliates is a party or to which the Adviser or the Adviser’s affiliates or any of the Adviser’s or the Adviser’s affiliates’ assets are subject, nor has the Adviser or any of the Adviser’s affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of the Adviser’s or the Adviser’s affiliates’ respective activities which might reasonably be expected to result in a material adverse effect on the Fund or which might reasonably be expected materially to impair the Adviser’s ability to discharge the Adviser’s obligations under this Agreement or the Advisory Agreement with the Trust.

f.	NFA Notice. The Adviser has filed on the Trust’s behalf, a notice of eligibility with the National Futures Association (“NFA”) for an exclusion from the definition of the term “commodity pool operator” with respect to the Fund pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.5. The Adviser either is registered with the CFTC as a “commodity pool operator” and a member in good standing of the NFA or is relying on an applicable exemption or exclusion from said registration as a commodity pool operator.

g.	Licenses and Registrations. The Adviser has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and the Adviser shall obtain and maintain any said required licenses, registrations, memberships, and approvals.

h.	No Untrue Statements or Omissions. The information provided by the Adviser to the Subadviser in writing, including the Fund’s Registration Statement, any proxy statement to Fund shareholders, and any other communication to current or prospective investors in the Fund, shall not, to the knowledge of the Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

i.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, the Adviser discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of the Adviser’s representations and warranties herein inaccurate or incomplete in any material respect, the Adviser shall provide prompt written notification to the Subadviser of said fact, omission, event, or change of circumstance, and the facts related thereto. The Adviser agrees that the Adviser shall provide prompt notice to the Subadviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or otherwise is adjudged bankrupt or insolvent by a court of competent jurisdiction; (ii) a material event occurs that reasonably could be expected adversely to impact the Adviser’s ability to perform this Agreement; or (iii) the Advisory Agreement is terminated.

8.	Use of Names.

(a) The Name “FS Investments”. The Adviser grants to the Subadviser a sub-license to use the name “FS Investments” (the “Name”). The foregoing authorization by the Adviser to the Subadviser to use the Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Subadviser acknowledges and agrees that, as between the Subadviser and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Subadviser shall use the Name only in a manner consistent with uses approved by the Adviser. Notwithstanding the foregoing, neither the Subadviser nor any affiliate or agent of the Subadviser shall make reference to or use the Name or any of Adviser’s respective affiliates or clients names without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed; provided, that the Subadviser is authorized to disclose the Name and the Adviser’s and each Fund’s identities as clients of the Subadviser in any representative client list prepared by the Subadviser for use in marketing materials. The Subadviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Subadviser to satisfy the foregoing obligation in connection with any services said affiliates or agents provide to the Subadviser or to a Fund under this Agreement. The Adviser has obtained all licenses and permissions necessary for the Subadviser to use any index data provided to the Subadviser by the Adviser or Adviser’s agent under this Agreement and the Subadviser is not required to obtain any said licenses or permissions itself .

The Trust grants to the Subadviser a sub-license to use a Fund’s name or the Funds’ names (collectively, a “Fund Name”). The foregoing authorization by the Trust to the Subadviser to use a Fund Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, a Fund Name. The Subadviser shall use a Fund Name only in a manner consistent with uses approved by the Trust. The Subadviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Subadviser to satisfy the foregoing obligation in connection with any services said affiliates or agents provide to the Subadviser or to a Fund under this Agreement.

(b) The Name “MidOcean”. The Subadviser grants to the Adviser and Trust a sub-license to use the name “MidOcean” (the “Subadviser Name”) in connection with the Funds. The foregoing authorization by the Subadviser to the Adviser to use the Subadviser Name is not exclusive of the right of the Subadviser itself to use, or to authorize others to use, the Subadviser Name; the Adviser acknowledges and agrees that, as between the Adviser and the Subadviser, the Subadviser has the right to use, or authorize others to use, the Subadviser Name. The Adviser shall use the Subadviser Name only in a manner consistent with uses approved by the Subadviser. Notwithstanding the foregoing, neither the Adviser nor any affiliate or agent of the Adviser shall make reference to or use the Subadviser Name or any of the Subadviser’s respective affiliates or clients names without the prior approval of the Subadviser, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause the Trust and any affiliate or agent of the Adviser to satisfy the foregoing obligation. The sub-license granted herein in regard to a Fund shall terminate in the event that the Subadviser no longer is a subadviser to the Fund.

9.	Subadviser’s Compensation.

The Adviser shall pay to the Subadviser, as compensation for the Subadviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by the Adviser. A Fund shall have no responsibility for any fee payable to the Subadviser.

The Subadviser shall be compensated based on the portion of Fund Assets allocated to the Subadviser by the Adviser. The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10.	Independent Contractor.

In the performance of the Subadviser’s duties hereunder, the Subadviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust, or the Adviser in any way or otherwise be deemed to be an agent of the Fund, the Trust, or the Adviser. If any occasion should arise in which the Subadviser gives any advice to the Subadviser’s clients concerning the shares of a Fund, the Subadviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11.	Assignment and Amendments.

This Agreement automatically shall terminate, without the payment of any penalty, either: (i) in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); or (ii) in the event of the termination of the Management Agreement; provided, that said termination shall not relieve the Adviser or the Subadviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.	Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) hereof and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a) The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b) The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser and the Trust; or

(c) The Subadviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Trust; or

(d) This Agreement automatically shall terminate two (2) years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by: (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust, the Adviser, or the Subadviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Subadviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(e) Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Subadviser, immediately upon written notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of a Fund and with respect to any of the Fund’s assets, except as expressly directed by the Adviser or as otherwise required by any fiduciary duties of the Subadviser under applicable law. In addition, the Subadviser shall deliver the Fund’s Books and Records to the Adviser and the Trust by such means and in accordance with such schedule as the Adviser and the Trust, respectively, shall direct and otherwise shall cooperate, as reasonably directed by the Adviser and the Trust, in the transition of portfolio asset management to any successor of the Subadviser, including the Adviser.

13.	Certain Definitions.

For the purposes of this Agreement:

(a) “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b) “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14.	Liability of the Subadviser.

(a) The Subadviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in a Fund’s Disclosure Documents relating to the Subadviser and the Subadviser’s affiliates, the Fund’s investment strategies implemented by the Subadviser and related risks, and other information supplied by the Subadviser for inclusion therein.

(b) The Subadviser shall be liable to a Fund for any loss (including transaction costs) incurred by the Fund as a result of any investment or trade error made by the Subadviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Subadviser; or (ii) applicable law, including, but not limited to, the 1940 Act and the Code (including, but not limited to, the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c) The Subadviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, an “Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Subadviser of this Agreement or of the representations and warranties made by the Subadviser herein; (ii) any Improper Investment; (iii) any untrue statement of a material fact by the Subadviser contained in any Disclosure Document relating to the Subadviser and the Subadviser’s affiliates, each Fund’s investment strategies implemented by the Subadviser and related risks, and other information supplied by Subadviser for inclusion therein, or the omission by the Subadviser from a Disclosure Document of a material fact regarding the Subadviser or the Subadviser’s investment program required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Subadviser’s performance or non-performance of the Subadviser’s duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to the Trust’s shareholders to which said Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Trust.

(d) The Adviser shall indemnify and hold harmless the Subadviser, each affiliated person of the Subadviser within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Subadviser within the meaning of Section 15 of the 1933 Act (any said person, an “Adviser Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; (ii) any Improper Investment; (iii) any untrue statement of a material fact by the Adviser contained in any Disclosure Document relating to the Adviser and the Adviser’s affiliates, each Fund’s investment strategies implemented by the Adviser and related risks, and other information supplied by Adviser for inclusion therein, or the omission by the Adviser from a Disclosure Document of a material fact regarding the Adviser’s investment program required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Adviser’s performance or non-performance of the Adviser’s duties hereunder.

15.	Confidentiality.

(a) From time to time, a party may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (“Discloser”) or the party’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b) Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by recipient (“Recipient”); (b) any information that is disclosed to Recipient on a non-confidential basis by a third party who, to Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by Recipient independently of, and without reference to, any Confidential Information disclosed by Discloser to Recipient.

(c) Recipient acknowledges that any Confidential Information provided by Discloser shall be used by Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as Recipient uses in protecting Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither Discloser nor any of Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Recipient agrees that none of these persons shall have any liability to Recipient or any of Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d) Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of Discloser. Recipient agrees that a violation of any material provision of this Agreement may cause Discloser irreparable injury for which Discloser would have no adequate remedy at law, and agrees that Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to Discloser.

(e) Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, Recipient shall reasonably cooperate at Discloser’s expense in defending against any said court or administrative order.

(f) It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

16.	Enforceability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17.	Limitation of Liability.

The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of a Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

18.	Change In the Adviser’s Ownership.

The Subadviser agrees that the Subadviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Subadviser that could: (i) materially impact the services provided by the Subadviser to a Fund, or (ii) that could result in a change of control under Section 15(a)(4) of the 1940 Act, within a reasonable time prior to said change being effected.

19.	Jurisdiction.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Subadviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

20.	Paragraph Headings.

The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

21.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission (when actually received by the intended recipient) or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

Damion Brown

MidOcean Credit Fund Management, L.P.

245 Park Avenue, 38th Floor

New York, NY 10167

(212) 497-1400

e-mail: dbrown@midoceanpartners.com

Adviser:

FS Fund Advisor, LLC

Attn: Legal

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

Email: Lisa.Detwiler@fsinvestments.com, with a copy to kristen.richards@fsinvestments.com

To the extent that the Subadviser is required to deliver any reports or financial information related to the Allocated Portion and/or the services provided by the Subadviser hereunder, the Adviser and the Fund consent to electronic delivery of all said items. The Adviser and/or the Fund may revoke this consent at any time and request all said items be sent in hard copy.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

FS FUND ADVISOR, LLC

By:	/s/ Michael Forman
Name:	Michael Forman
Title:	Chief Executive Officer

MIDOCEAN CREDIT FUND MANAGEMENT, L.P.

By: Ultramar Credit Holdings Ltd., its General Partner

By:	/s/ Damion Brown
Name:	Damion Brown
Title:	Managing Director

ACKNOWLEDGED & ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael G. Beattie
Name:	Michael G. Beattie
Title:	President

SCHEDULE A

to the

SUBADVISORY AGREEMENT

dated April 11, 2022, between

FS FUND ADVISOR, LLC

and

MIDOCEAN CREDIT FUND MANAGEMENT, L.P.

[Redacted]

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